UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2023 (August 3, 2023)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Foy Separation and General Release Agreement

As previously announced on June 28, 2023, Shift Technologies, Inc. (the “Company”) announced that Sean Foy was no longer the Chief Operating Officer of the Company, effective June 23, 2023. In order to ensure an orderly transition of responsibilities, Mr. Foy continued to be employed in a non-executive capacity with the Company through July 1, 2023 (the “Separation Date”). Mr. Foy also resigned from all director, officer or other positions that he held on behalf of the Company or any of its subsidiaries or affiliates on the Separation Date.

In connection with his separation from employment from the Company, the Company and Mr. Foy entered into a Separation and General Release Agreement (the “Agreement”) on August 3, 2023 that reflects the terms of his separation and the benefits he is eligible to receive. The Agreement becomes effective and enforceable on August 11, 2023 (the “Effective Date”) unless revoked in writing by Mr. Foy prior to the Effective Date. Pursuant to the Agreement, and in lieu of all severance benefits otherwise provided for under Mr. Foy’s prior Offer Letter dated October 12, 2018, as amended on October 16, 2018, and any applicable Company plans or programs in which Mr. Foy participated (including the Shift Technologies, Inc. Severance Plan for Key Management Employees and that certain Amended and Restated Retention Bonus Agreement dated June 22, 2022) with the Company, Mr. Foy will be entitled to receive the following benefits: (i) a cash payment equal to $361,000, payable in a single lump sum within thirty (30) days following the Effective Date and (ii) payment of COBRA premiums for six (6) months following the Separation Date (to the extent Mr. Foy elects COBRA continuation coverage), less amounts equal to the amount active employees pay for such coverage during such time period, and subject to reduction or elimination if Mr. Foy becomes entitled to duplicative benefits through other employment.

In addition, the Agreement contains a general waiver and release of claims by Mr. Foy in favor of the Company. Mr. Foy will be subject to certain restrictive covenants following his termination of employment with the Company.

Mr. Foy’s transition is not the result of any disagreements over the Company’s business, operations, or strategic direction.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Director Resignations

On August 4, 2022, each of George Arison and Kellyn Smith Kenny, members of the Board of Directors (the “Board”) of the Company, informed the Company of their decision to resign as a director of the Company, effective August 7, 2023. Mr. Arison served as a Class III director and a member of the Finance Committee of the Board. Ms. Smith Kenny served as a Class I director and a member of the Leadership Development, Compensation and Governance Committee of the Board. Each of Mr. Arison’s and Ms. Smith Kenny’s decision to resign from the Board was not the result of any disagreement relating to the Company’s operations, policies or practices. Shift thanks Mr. Arison and Ms. Smith Kenny for their commitment and service to the Company. After giving effect to the foregoing director resignations of Mr. Arison and Ms. Smith Kenny from the Board, the Board consists of seven (7) directors and three (3) vacancies.

In addition, following the effectiveness of Mr. Arison’s and Ms. Smith Kenny’s resignation from the Board, on August 7, 2023, the Board, by unanimous written consent, decreased the size of the Board to seven (7) directors, apportioned among the three classes as follows: two (2) in Class I, three (3) in Class II and two (2) in Class III, in accordance with and as permitted by the Company’s Second Amended and Restated Certificate of Incorporation, as amended, thereby eliminating the vacancies on the Board resulting from the resignations of Mr. Arison and Ms. Smith Kenny from the Board.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation and General Release Agreement, by and between Shift Technologies, Inc. and Sean Foy, dated August 3, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: August 7, 2023	/s/ Oded Shein
	Name:	Oded Shein
	Title:	Chief Financial Officer

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